Exhibit 99.1

Poniard Pharmaceuticals Reports Third Quarter 2009 Financial Results and Provides a Corporate Update

— Conference Call Today at 5:00 p.m. Eastern Time —

South San Francisco, Calif. (November 3, 2009) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported financial results for the third quarter ended September 30, 2009, and provided a corporate update.

“During the third quarter, we reached the 320th event target in our pivotal Phase 3 SPEAR trial, which is evaluating picoplatin for the treatment of small cell lung cancer.  This event allowed us to collect the data for overall survival analysis,” said Jerry McMahon, Ph.D., chairman and chief executive officer of Poniard.  “We expect to report top-line results from the SPEAR registration trial this month and plan to present the data at international medical conferences next year.  If the top-line results are positive, we plan to initiate a rolling submission of a New Drug Application with the U.S. Food and Drug Administration by year-end, targeting approval and commercial launch of picoplatin in 2010.”

Recent Clinical and Corporate Developments

Picoplatin Clinical Update

•                  Announced in September that 320 evaluable events (patient deaths) occurred in the pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial, evaluating picoplatin in the treatment of small cell lung cancer (SCLC).  The 320th event in the registration SPEAR trial was defined in the Special Protocol Assessment with the U.S. Food and Drug Administration (FDA), which allowed the Company to collect the data for overall survival analysis, which is the primary endpoint of the trial.  This randomized trial is comparing picoplatin with best supportive care to best supportive care alone without systemic chemotherapy.

Corporate Update

•                  Secured a committed equity financing facility in August under which Poniard may, over an 18-month period, sell up to $60 million newly issued registered common stock to Azimuth Opportunity Ltd. at a pre-negotiated discount to market price. The Company will determine, at its sole discretion, the timing and amount of any sales of its common stock, subject to certain conditions. The Company is not obligated to utilize any of the $60 million facility and remains free to enter into other financing transactions.

Third Quarter 2009 Unaudited Financial Results

The Company reported a net loss of $9.9 million ($0.29 diluted loss per share on a loss applicable to common shares of $10.0 million) for the quarter ended September 30, 2009, compared with a net loss of $12.2 million ($0.36 diluted loss per share on a loss applicable to common shares of $12.4 million) for the quarter ended September 30, 2008.  The Company reported a net loss of $32.5 million ($0.95 diluted loss per share on a loss applicable to common shares of $32.9 million) for the nine months ended September 30, 2009, compared with a net loss of $34.6 million ($1.01 diluted loss per share on a loss applicable to common shares of $35.0 million) for the same period in 2008.

Total operating expenses for the quarter ended September 30, 2009, were $9.2 million compared with $12.4 million for the quarter ended September 30, 2008, and were $30.5 million for the nine months ended September 30, 2009, compared with $35.8 million for the same period in 2008.  Total operating expenses for the nine months ended September 30, 2009, include a charge of $1.1 million for the restructuring and related asset impairment resulting from the Company’s implementation of a strategic restructuring plan to discontinue its in-house preclinical research operations and reduce its workforce by approximately 12 percent effective March 31, 2009.

Research and development expenses were $5.4 million for the quarter ended September 30, 2009, compared with $9.0 million for the quarter ended September 30, 2008.  Research and development expenses were $19.2 million for the nine months ended September 30, 2009, compared with $24.5 million for the same period in 2008.

General and administrative expenses were $3.8 million for the quarter ended September 30, 2009, compared with $3.4 million for the quarter ended September 30, 2008.  General and administrative expenses were $10.3 million for the nine months ended September 30, 2009, compared with $11.3 million for the same period in 2008.

Cash and investment securities as of September 30, 2009, were $40.1 million, compared with $72.8 million at December 31, 2008.  The Company believes that its existing cash and investment securities will provide adequate resources to fund the Company’s operations at least into the first quarter of 2010.

Goals and Objectives

•                  Report top-line results from the pivotal Phase 3 SPEAR trial in SCLC in November;

•                  Initiate submission of a rolling New Drug Application with the FDA for picoplatin as a treatment for refractory or recurrent SCLC in 2009, targeting NDA approval and commercialization in 2010;

•                  Continue to explore a potential development and commercialization partnership for picoplatin to maximize shareholder value;

•                  Present updated data from the Phase 2 trial in colorectal cancer and the final Phase 1 cardiac safety trial results at the AACR - NCI - EORTC Symposium being held in Boston November 15-19; and

•                  Present data from the pivotal Phase 3 SPEAR trial in SCLC at international medical conferences next year.

Conference Call Details

Poniard’s management team will host a live conference call and Webcast today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.  To participate by telephone, please dial 888-349-9587 from the U.S. or 719-457-2631 for international callers.  The Webcast can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com.  A replay of the Webcast will be available on the Company’s Web site for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum chemotherapy.  To date, clinical studies suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies.  Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations.  Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and castration-resistant (hormone refractory) prostate cancers.  The Company also is conducting a clinical trial of oral picoplatin in solid tumors.  For additional information, please visit http://www.poniard.com.

Forward-Looking Statement

This release contains forward-looking statements, including statements regarding the Company’s financial position and results of operations, business objectives and drug development plans; the timing of the Company’s announcement of top-line results of its Phase 3 SPEAR trial and the initiation of submission of a rolling NDA if the results are positive; the potential safety and efficacy of the Company’s picoplatin products in development; and the Company’s capital raising, commercialization and partnering goals and strategies. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of clinical testing, including the risk that the FDA may not approve picoplatin for use in the treatment of SCLC; if regulatory approval is received, the market’s acceptance of picoplatin in the treatment of SCLC or the occurrence of post-approval problems that may require the withdrawal of picoplatin from the market; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel and enter into strategic collaborations on favorable terms; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended September 30, 2009, which will be filed with the SEC on or about November 6, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(C) 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Susan Neath (Investors)

Burns McClellan

212-213-0006

sneath@burnsmc.com

Jani Bergan (Media)

WeissComm Partners

415-946-1064

jbergan@wcpglobal.com

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Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating expenses:
Research and development	5,396	9,024	19,153	24,511
General and administrative	3,802	3,383	10,321	11,289
Restructuring & asset impairment	—	—	1,056	—
Total operating expenses	9,198	12,407	30,530	35,800
Loss from operations	(9,198)	(12,407)	(30,530)	(35,800)
Other income (expense), net	(679)	170	(2,017)	1,177
Net loss	(9,877)	(12,237)	(32,547)	(34,623)

Preferred stock dividends	(125)	(125)	(375)	(375)
Loss applicable to common shares	$(10,002)	$(12,362)	$(32,922)	$(34,998)

Loss per share:
Basic and diluted	$(0.29)	$(0.36)	$(0.95)	$(1.01)
Shares used in calculation of loss per share:
Basic and diluted	34,769	34,688	34,723	34,685

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)	(Note 1)
ASSETS:
Cash and investment securities	$40,114	$72,755
Cash - restricted	281	281
Facilities and equipment, net	277	1,123
Licensed products, net	7,896	8,807
Other assets	1,072	1,266
Total assets	$49,640	$84,232

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$17,574	$19,178
Long term liabilities	11,848	17,407
Shareholders’ equity	20,218	47,647
Total liabilities and shareholders’ equity	$49,640	$84,232

Note 1:  Derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.